Filed by Google Inc.

Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement on Form S-3: No. 333-142243

Below are screen shots of a compensation tool available to Google staffing employees and certain employment candidates. The tool models the potential value of Google equity awards, including transferable stock options (TSOs).

Compensation Modeling for Jane Doe

ASSUMPTIONS

NOTE: This document and the data presented herein is for illustrative purposes only and does not reflect any expectations or predictions of the companys or the employees future performance. This form also does not represent any form of offer or create any contract of employment.

Candidate Name	Jane Doe
Country	United States

Annual Base Salary (USD)	100,000	Annual Stock Price Appreciation / (Depreciation) (%) *	15%
Target Annual Bonus (%)	15.0%	Modeled "Current" Stock Price (USD)	611
New Hire Stock Options (#)	200		
New Hire Google Stock Units (#)	100		

* A corresponding negative growth scenario is shown on the next page to illustrate a range of possible values. None of the stock prices shown reflect Google's estimates of future performance.

MODELED TOTAL COMPENSATION

	Modeled Google Compensation							
	Year 1		Year 2		Year 3		Year 4	
Cash Compensation								
Annual Base Salary (1)	USD	100,000	USD	100,000	USD	100,000	USD	100,000
Target Bonus Payout (2)	USD	15,000	USD	15,000	USD	15,000	USD	15,000
Sub Total	USD	**115,000**	USD	**115,000**	USD	**115,000**	USD	**115,000**
Sign-on Bonus	USD	5,000						
Relocation Bonus	USD	3,500						
Total	USD	**123,500**		**115,000**		**115,000**		**115,000**
Equity Compensation (Based on modeled year-end stock price) GOOG @		$703		$808		$929		$1,069
Vested Stock Option Gain** (3)	USD	9,260	USD	13,349	USD	18,469	USD	24,683
Vested Google Stock Unit Gain (4)	USD	17,566	USD	20,201	USD	23,231	USD	26,716
Total	**USD**	**26,826**	USD	**33,551**	USD	**41,701**	USD	**51,399**
Total Cash+Equity Compensation								
Cash + Google Stock Units only	USD	141,066	USD	135,201	USD	138,231	USD	141,716
Total Cash & Equity Compensation	USD	**150,326**	USD	**148,551**	USD	**156,701**	USD	**166,399**

Total 4-Year Compensation:		
Cash	USD	468,500
Stock Options	USD	65,762
Google Stock Units	USD	87,715
Cash + Google Stock Units Only	**USD**	**556,215**
Cash + Stock Options + Google Stock Units	**USD**	**621,977**

**Note:Your stock options should be eligible for Google's Transferable Stock Option (TSO) program. Google has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Google has filed with the SEC for more complete information about Google and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Google will arrange to send you the prospectus if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.

Notes

1 The data presented here represents only the current anticipated offer - in addition to amounts shown, you may also be eligible for future performance-based annual salary increases based on your own performance and the policies and practices in place at the time.

2 [Omitted from filed version]

3 Assumes that options are sold through Google's TSO program rather than exercised. TSO values are extrapolated based on actual recent TSO trading data using a Black-Scholes option model. Future changes in market conditions and Google's stock price performance may change any of the equity values shown. The data presented here represents only the current anticipated offer - in addition to amounts shown, you may also be eligible for future performance-based annual equity refresher grants based on your own performance and the policies and practices in place at the time.

4 Assumes all vested shares are sold annually.

Confidential. For Internal Google Purposes Only. Page 1 of 2

Compensation Modeling for Jane Doe

ASSUMPTIONS

NOTE: This document and the data presented herein is for illustrative purposes only and does not reflect any expectations or predictions of the companys or the employees future performance. This form also does not represent any form of offer or create any contract of employment.

Candidate Name	Jane Doe
Country	United States

Annual Base Salary (USD)	100,000	Annual Stock Price Appreciation / (Depreciation) (%) *	-15%
Target Annual Bonus (%)	15.0%	Modeled "Current" Stock Price (USD)	611
New Hire Stock Options (#)	200		
New Hire Google Stock Units (#)	100		

* A corresponding positive growth scenario is shown on the first page to illustrate a range of possible values. None of the stock prices shown reflect Google's estimates of future performance.

MODELED TOTAL COMPENSATION

	Modeled Google Compensation							
	Year 1		Year 2		Year 3		Year 4	
Cash Compensation								
Annual Base Salary (1)	USD	100,000	USD	100,000	USD	100,000	USD	100,000
Target Bonus Payout (2)	USD	15,000	USD	15,000	USD	15,000	USD	15,000
Sub Total	USD	**115,000**	USD	**115,000**	USD	**115,000**	USD	**115,000**
Sign-on Bonus	USD	5,000						
Relocation Bonus	USD	3,500						
Total	USD	**123,500**		**115,000**		**115,000**		**115,000**
Equity Compensation (Based on modeled year-end stock price) GOOG @		$519		$441		$375		$319
Vested Stock Option Gain** (3)	USD	3,536	USD	1,880	USD	912	USD	401
Vested Google Stock Unit Gain (4)	USD	12,984	USD	11,036	USD	9,381	USD	7,974
Total	**USD**	**16,520**	USD	**12,916**	USD	**10,293**	USD	**8,375**
Total Cash+Equity Compensation								
Cash + Google Stock Units only	USD	136,484	USD	126,036	USD	124,381	USD	122,974
Total Cash & Equity Compensation	USD	**140,020**	USD	**127,916**	USD	**125,293**	USD	**123,375**

Total 4-Year Compensation:

Cash	USD	468,500
Stock Options	USD	6,730
Google Stock Units	USD	41,374
Cash + Google Stock Units Only	**USD**	**509,874**
Cash + Stock Options + Google Stock Units	**USD**	**516,604**

**Note:Your stock options should be eligible for Google's Transferable Stock Option (TSO) program. Google has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Google has filed with the SEC for more complete information about Google and this offering.You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Google will arrange to send you the prospectus if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.

Notes

1 The data presented here represents only the current anticipated offer - in addition to amounts shown, you may also be eligible for future performance-based annual salary increases based on your own performance and the policies and practices in place at the time.

2 [Omitted from filed version]

3 Assumes that options are sold through Google's TSO program rather than exercised. TSO values are extrapolated based on actual recent TSO trading data using a Black-Scholes option model. Future changes in market conditions and Google's stock price performance may change any of the equity values shown.The data presented here represents only the current anticipated offer - in addition to amounts shown, you may also be eligible for future performance-based annual equity refresher grants based on your own performance and the policies and practices in place at the time.

4 Assumes all vested shares are sold annually.

Confidential. For Internal Google Purposes Only. Page 2 of 2